Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, August 5, 2004
3:30 P.M. CDT

BELO ANNOUNCES CIRCULATION DECLINES
AT THE DALLAS MORNING NEWS

Internal investigation identifies circulation overstatement

The Dallas Morning News is developing compensation plan for advertisers

     DALLAS – Belo Corp. (NYSE: BLC) announced today that The Dallas Morning News, a wholly-owned subsidiary, will report a greater than expected decline in its September 2004 circulation. An internal investigation, which is ongoing, has disclosed practices and procedures that led to an overstatement in circulation, primarily in single copy sales. Belo estimates the decline in circulation related to this matter to be approximately 1.5 percent daily and five percent Sunday. This decline, coupled with a reduction in state circulation that was first communicated publicly on March 9, 2004, of approximately 2.5 percent daily and 3.5 percent Sunday, and anticipated lower circulation volumes for the six month period ending September 30, 2004, will result in a total decline in circulation of approximately five percent daily and 11.5 percent Sunday when compared with reported September 2003 figures.

     The Dallas Morning News has advised the Audit Bureau of Circulations (“ABC”) of its intention to revise its previously reported September 2003 and March 2004 circulation figures. Belo also announced the resignation, effective immediately, of The Dallas Morning News’ executive vice president /operations who was responsible for the circulation department. The Company said that it has no reason to believe at present that this executive or any current executive officer of The Morning News acted illegally.

     Robert W. Decherd, Belo’s chairman, president and chief executive officer, said, “In June, I instructed the Company’s senior management to review the circulation practices at all of Belo’s newspapers. When certain questionable circulation practices at

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The Dallas Morning News were reported to me last week, I immediately ordered a stepped-up investigation led by the national law firm of Seyfarth Shaw to uncover all of the pertinent facts. The investigation will be supervised by and result in a report to the Audit Committee of the Belo Board of Directors. The Audit Committee, which is composed of independent directors, will receive this report in four to six weeks.”

     Reviews of circulation procedures at Belo’s other major newspapers, The Providence Journal and The Press-Enterprise in Riverside, California, were also initiated in early July. Belo noted that these papers do not use the same circulation practices as The Dallas Morning News and there are no known reporting weaknesses at The Providence Journal or The Press-Enterprise. The Company does not believe that significant issues will arise at either of those newspapers, based on the reviews to date.

     Decherd added, “The Dallas Morning News’ circulation practices must be completely consistent with Belo’s uncompromising standards. The Morning News will voluntarily provide fair compensation to its advertisers given the circulation overstatement. We believe that the revised circulation figures to be submitted to ABC are a reliable baseline for future Morning News circulation and we will be working closely with the ABC.

     “As the internal investigation proceeds, The Dallas Morning News, which is distributed exclusively by independent contractors, is making procedural changes necessary to ensure the collection and reporting of more accurate circulation data. I have every confidence that Jim Moroney, in his role as publisher and chief executive officer of The Morning News, and John Walsh, vice president/circulation who was recruited to The Morning News in August 2003, will implement these changes expeditiously and effectively.”

     According to the Company, the largest part of the overstatement found late in July appears to be attributable to a change made in early 1999 in the unsold newspaper returns practice of The Morning News. This practice relies on the reporting of circulation by

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contractors and verification by circulation managers. Coupled with circulation sales rewards programs that were implemented subsequently, this resulted in an overstatement of circulation that grew over time. Such circulation sales rewards programs were discontinued during the first quarter of 2004.

The Dallas Morning News is actively working to estimate the financial impact of its compensation plan for advertisers and expects to communicate the details of that plan to advertisers within seven business days. At that time, Belo will disclose the impact on net earnings and net earnings per share on the third quarter of 2004.

A conference call to discuss the matters covered in this press release will follow on Friday, August 6, 2004, at 9:00 a.m. CDT. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-288-8968. A replay line will be open from 11:30 a.m. CDT on August 6, 2004, until 11:59 p.m. CDT on August 13, 2004. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 741661.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the

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Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com.

     For more information, contact Carey Hendrickson, Belo’s vice president/Investor Relations, at 214-977-6626.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; the results of the internal investigation and reviews described above; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.